(a) Exhibit 11 - Computation of Earnings per common share and Earnings per common share assuming dilution


                                                               Three Months
                                                                   Ended
                                                              March 31, 1998
                                                              --------------
                                                (Dollars in thousands, except per share data)

Earnings per common share
     Net income available to common shareholders                 $    1,831
                                                                 ==========
     Weighted average common shares outstanding                   5,055,036
                                                                 ==========
     Earnings per common share                                   $      .36
                                                                 ==========
Earnings per common share assuming dilution

     Net income available to common shareholders                 $    1,831
                                                                 ==========
     Weighted average common shares outstanding                   5,055,036

     Add:  Dilutive effects of assumed exercises of
             stock options and warrants                             620,870
                                                                 ----------
     Weighted average common and dilutive potential
             Common shares outstanding                            5,675,906
                                                                 ==========
     Earnings per common share assuming dilution                 $      .32
                                                                 ==========